Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

British American Tobacco p.l.c.:

We consent to the use of our report dated March 20, 2017, with respect to the consolidated balance sheets of British American Tobacco p.l.c. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this Amendment No. 1 to Registration Statement (No. 333-217939) on Form F-4 of British American Tobacco p.l.c.

/s/ KPMG LLP

London, United Kingdom

May 17, 2017